UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

CONE MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-36635	47-1054194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices and zip code)

(724) 485-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 14, 2014, John D. Chandler became a member of the Board of Directors (the “Board”) of CONE Midstream GP LLC (the “General Partner”), the general partner of CONE Midstream Partners LP (the “Partnership”). Mr. Chandler also became a member of the Audit Committee of the Board.

The Board has determined that (i) Mr. Chandler is “independent” for purposes of Section 10A-3 of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the U.S. Securities and Exchange Commission and (ii) Mr. Chandler has no material relationship with the General Partner or the Partnership that would interfere with his independence from management of the General Partner and that he will otherwise be an “independent director” for purposes of Section 303A.02 of the New York Stock Exchange’s Listed Company Manual.

There is no arrangement or understanding between Mr. Chandler and any other person pursuant to which Mr. Chandler was selected as a director. Mr. Chandler does not have any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Mr. Chandler will receive an annual compensation package, which will initially consist of an annual cash retainer of $60,000 and an annual equity-based award granted under the Partnership’s long-term incentive plan having a value as of the grant date of approximately $80,000. Further, Mr. Chandler will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to his duties as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONE MIDSTREAM PARTNERS LP

By: CONE Midstream GP LLC, its general partner

Dated: October 15, 2014	By:	/s/ Kirk A. Moore
Kirk A. Moore
General Counsel and Secretary